Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-198656 of our report dated March 26, 2015, relating to the consolidated financial statements of Blue Hills Bancorp, Inc. and subsidiaries (collectively “the Company”) appearing in the Annual Report on Form 10-K of Blue Hills Bancorp, Inc., for the year ended December 31, 2014.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 26, 2015